Exhibit 5.1

December 9, 2024

Clearmind Medicine Inc.

101-1220 W 6Ave

Vancouver, British Columbia

Canada V6H 1A5

Dear Sirs/Mesdames:

Re:	Clearmind Medicine Inc. – Registration Statement on Form S-8

We have acted as Canadian counsel for Clearmind Medicine Inc., a corporation organized under the laws of the Province of British Columbia (the “Corporation”), in connection its preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), pertaining to the registration of 876,647 common shares of no par value of the Corporation (the “Plan Shares”) which may be issued under the Corporation’s Omnibus Equity Incentive Plan (the “Plan”).

We are qualified to practice law in the Province of Ontario. By virtue of the National Mobility Agreement, the Law Society Act (Ontario), the Legal Profession Act (Alberta) and the Legal Profession Act (British Columbia), we are also entitled to provide the opinion below as it relates to laws of the Provinces of Alberta and British Columbia, respectively. We confirm that we have complied with terms and conditions in the National Mobility Agreement and are qualified to give such opinion as it relates to the laws of the Provinces of Alberta and British Columbia, respectively. Other than as indicated above, we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

As counsel for the Corporation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the Registration Statement.

Based upon the foregoing, and subject to the foregoing qualifications, assumptions, and limitations and the further limitations set forth below, we are of the opinion that:

1. The Plan Shares have been duly authorized and, when issued and paid for pursuant to the terms of the Plan, the terms of any agreements relating to such issuance and the terms of the awards with respect thereto, will be validly issued, fully paid and nonassessable.

Our opinion expressed in paragraph 1 is subject to the following qualifications and exceptions:

(a)	any applicable bankruptcy, insolvency, moratorium, arrangement, winding-up laws, or similar laws affecting the enforcement of creditors’ rights generally including laws regarding limitations of action;

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(b)	concepts of reasonableness and general principles of equity, including the principle that the granting of equitable remedies such as specific performance and injunctive relief is within the discretion of a court of competent jurisdiction;

(c)	the powers of a court of competent jurisdiction to grant relief from forfeiture, to stay proceedings before it and to stay execution on judgments;

(d)	the qualification that the costs of and incidental to all proceedings authorized to be taken in court are in the discretion of the court and the court has full power to determine by whom and to what extent such costs shall be paid;

(e)	the qualification that a court may require the discretionary powers expressed to be conferred on any party to such agreement or certificate to be exercised reasonably and in good faith notwithstanding any provisions to the contrary and may decline to accept as conclusive factual or legal determinations described as conclusive therein;

(f)	the qualification that any provision in such agreement or certificate which purports to sever from such agreement or certificate, as the case may be, any provision therein which is prohibited or unenforceable under applicable law without affecting the validity of the remainder of the agreement or certificate, as the case may be, would be enforced only to the extent that the court determined that such prohibited or unenforceable provision could be severed without impairing the interpretation and application of the remainder of the agreement or certificate, as the case may be; and

(g)	the qualification that any provision in such agreement or certificate which purports to exculpate a party from liability or duty otherwise owed by it to another and certain remedial terms and waivers of equitable defenses provided for in such agreement or certificate are limited by law.

We express no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer, or similar provision of applicable law on the conclusions expressed above.

We consent to the use of this opinion as an exhibit to the Registration Statement to be filed by the Corporation with the Securities and Exchange Commission under the Act on December 9, 2024, and its incorporation by reference in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Daniel N. Bloch

+1 416 722 0804 +972 54 970 3299
daniel@blochlegal.com
www.blochlegal.com